                                   EXHIBIT 3.2


                   CERTIFICATE OF ADOPTION OF BYLAW AMENDMENTS
                        SUPERCONDUCTOR TECHNOLOGIES INC.

                                BYLAW AMENDMENTS


                                     ADOPTED


                                  May 17, 2001


I, Martin S. McDermut, hereby certify that:

1. I am the duly elected, qualified and acting Secretary of Superconductor Technologies Inc., a Delaware corporation (the "COMPANY").

2. Section 3.2 ARTICLE III of the Company Bylaws is amended and restated in its entirety as follows:

      Section 3.2 NUMBER

      (a) The Board of Directors shall consist of eight (8) members. Such set number of directors may be changed from time to time by resolution of the Board of Directors, except as otherwise provided by law or the Certificate of Incorporation. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

      (b) Subject to the last two sentences of this subsection, the Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year. Whenever this subsection comes into effect, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. The directors shall be assigned to their respective classes by resolution of the Board of Directors at the time of the effectiveness of this subsection. At each subsequent annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. In the event that the foregoing provisions of this subsection shall conflict with Section
      301.5 of the California General Corporation Law ("CGCL") at a time when such Section is legally applicable to this Corporation as a result of
      Section 2115 of the CGCL (or any successor provisions thereto), the terms of any directors then in office shall be reduced by the minimum extent necessary to eliminate such conflict. Thereafter, all directors shall be elected at each annual meeting of stockholders until the foregoing provisions of this subsection relating to the classification of directors can be reinstated, at which time the terms of the directors shall expire as provided in the second through fourth sentences of this subsection.

3. Section 3.4.1 ARTICLE III of the Company's Bylaws is amended and restated in its entirety as follows:

      Section 3.4.1

      Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any Annual or Special Meeting held in accordance with Article II, and the directors so chosen shall hold


                                 Exhibit 3.2 - 1
      office until the next election of the class for which such directors have been chosen and until their successors are duly elected and qualified, or until their earlier resignation or removal.

4. The foregoing Bylaw Amendments have been duly adopted in accordance with the provisions of Section 109 of the Delaware General Corporation Law, by approval of the Board of Directors of the Company at their meeting on February 8, 2001 and by the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the Company entitled to vote thereon at the annual meeting of stockholders on May 17, 2001 and have not, subsequent to such date, been modified, rescinded, repealed or otherwise amended in any way and are in full force and effect in the form adopted and set forth below as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal this 17th of May 2001.



                                                   /s/ Martin S. McDermut
                                                   -----------------------------
                                                   Martin S. McDermut, Secretary














                                 Exhibit 3.2 - 2